UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

June 27, 2007
Date of report (Date of earliest event reported)

Medical CV, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	0-33295	41-1717208
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9725 South Robert Trail
Inver Grove Heights, Minnesota 55077
(Address of principal executive offices, including zip code)

(651) 452-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                                       DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b)           Effective June 29, 2007, we entered into an amendment to the employment agreement of Eapen Chacko, our Vice President, Finance and Chief Financial Officer, to reflect the mutual decision reached concerning Mr. Chacko’s departure from our company.  Pursuant to the amendment, Mr. Chacko’s employment will terminate on September 15, 2007.  Subject to the conditions set forth in the amendment, Mr. Chacko’s compensation and benefits will continue to be paid under the employment agreement at their current rates through his termination date.  Except for the severance described below, Mr. Chacko is no longer eligible for bonus or other incentive compensation.  Subject to the conditions set forth in the amendment, Mr. Chacko may receive severance payments aggregating up to $200,000 under his employment agreement.  In addition to these severance payments, we have agreed to pay or reimburse Mr. Chacko for medical (COBRA) benefits as set forth in his employment agreement.  The amendment further provides for a mutual release of claims and other terms and conditions customary for agreements of this nature.  The amendment, which appears as Exhibit 10.1 to this report, is incorporated by reference in response to this Item 5.02.

(e)           On June 27, 2007, the compensation committee of our board of directors took various actions with respect to the cash and equity compensation of certain executive officers, the cash compensation of non-employee directors and a one-time award of cash and equity to our Chairperson.  In particular, the committee took the following actions:

(1) Increased annual base salaries of certain executive officers effective July 1, 2007 to the following amounts:  Mr. Flores ($260,670), Mr. Berman ($196,630), Mr. Clapp ($191,100) and Mr. Tegan ($185,500).

(2) Approved a cash payment to Mr. Flores, our President and Chief Executive Officer, of $55,902 as a non-equity incentive plan award for services rendered during fiscal year 2007 (such amount, when combined with the $25,000 awarded to Mr. Flores on October 30, 2006, represented approximately 80 percent of the maximum non-equity incentive plan award available to Mr. Flores for such fiscal year).

(3) Approved the following discretionary bonuses to certain other executive officers:  Mr. Berman ($30,000), Mr. Clapp ($20,000) and Mr. Tegan ($20,000).

(4) Granted seven-year non-qualified stock options under the Amended and Restated 2001 Equity Incentive Plan to certain executive officers as follows:  Mr. Flores (30,000 shares), Mr. Berman (10,000 shares), Mr. Clapp (10,000 shares) and Mr. Tegan (15,000 shares).  Such options, which each have an exercise price of $5.50 per share, vest to the extent of 25% of the shares purchasable thereunder on the first anniversary of the date of grant and to the extent of an additional 6.25% of the shares purchasable thereunder quarterly thereafter.

(5) Authorized board and committee meeting fees for non-employee directors effective July 1, 2007 as follows:  board meetings in person ($1,500), telephonic board meetings ($500), committee meetings in person ($500) and telephonic committee meetings ($500).  To reflect the foregoing change, the committee revised the Non-Employee Director Compensation Policy.  Such policy, which appears as Exhibit 10.2 to this report, is incorporated by reference in response to this Item 5.02.

(6) Approved a one-time compensation award above the standard non-employee director compensation for Susan L. Critzer, our Chairperson, in the form of a $10,000 cash bonus and the issuance of an immediately vested restricted stock award for 2,500 shares of common stock under the Amended and Restated 2001 Equity Incentive Plan.

ITEM 9.01        FINANCIAL STATEMENTS AND EXHIBITS.

(d)           Exhibits

See “Exhibit Index.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedicalCV, Inc.

Date: June 29, 2007	By:	/s/ Marc P. Flores
Marc P. Flores
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment to Executive Employment Agreement by and between Eapen Chacko and MedicalCV, Inc., dated June 28, 2007.

10.2	Non-Employee Director Compensation Policy, effective July 1, 2007.